Exhibit 4.1

FIRST SUPPLEMENTAL LOAN AND TRUST AGREEMENT

among

HILLSBOROUGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY,

TAMPA ELECTRIC COMPANY

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

AS TRUSTEE

Dated as of March 26, 2008

Supplementing and Amending the Loan and Trust Agreement

Dated as of July 2, 2007

Relating to

Hillsborough County Industrial Development Authority

Pollution Control Revenue Refunding Bonds

(Tampa Electric Company Project)

Series 2007

Consisting of

$54,200,000 Series 2007A

$51,600,000 Series 2007B

$20,000,000 Series 2007C

-i-

FIRST SUPPLEMENTAL LOAN AND TRUST AGREEMENT

THIS FIRST SUPPLEMENTAL LOAN AND TRUST AGREEMENT dated as of March 26, 2008 (this “Supplemental Agreement”), among HILLSBOROUGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY, a public body corporate and politic and a public instrumentality created pursuant to the laws of the State of Florida (the “Authority”), TAMPA ELECTRIC COMPANY, a Florida corporation (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., as trustee, a national banking association duly organized and existing under the laws of the United States of America and having its designated corporate trust office in the City of Jacksonville, Florida, which is authorized under such laws to exercise corporate trust powers and is subject to examination by federal authorities (the “Trustee”), supplementing and amending the Loan and Trust Agreement dated as of July 2, 2007, among the Authority, the Company and the Trustee (the “Original Agreement”).

RECITALS

This Supplemental Agreement provides for the following transactions:

(a) the amendment of the Original Agreement and the bonds issued thereunder (the “Outstanding Bonds”) to change the denominations to $100,000 and multiples of $5,000 in excess of $100,000; and

(b) the amendment of the Original Agreement and the Outstanding Bonds to eliminate the existing bond insurance issued by Financial Guaranty Insurance Company, so that the Outstanding Bonds would have no bond insurance.

In consideration of the mutual agreements contained in this Supplemental Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Authority, the Company and the Trustee agree as set forth herein for their own benefit and for the benefit of the Bondholders.

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Any terms used herein and not defined herein shall have their respective meanings as defined in the Original Agreement, and the term “Agreement” as used in the Original Agreement shall refer to the Original Agreement as amended by this Supplemental Agreement.

Section 1.02. Interpretation. This Supplemental Agreement shall be interpreted in accordance with the provisions of Section 1.02 of the Original Agreement.

ARTICLE II

AMENDMENT OF THE ORIGINAL AGREEMENT

Section 2.01. Change of Minimum Denominations on the Bonds. From and after the effective date of this Supplemental Agreement, the denominations of the Bonds, including any Outstanding Bonds, shall be $100,000 and any larger denominations constituting an integral multiple of $5,000. Accordingly, the first sentence of Section 10 of the form of Bond, and the first sentence of Section 10 of each Outstanding Bond, is hereby amended to read as follows: “The Bonds may be issued in registered form without coupons in denominations of $100,000 and any larger denominations constituting an integral multiple of $5,000.”

Section 2.02. Removal of Bond Insurance and Cancellation of the Bond Insurance Policy.

(a) From and after the effective date of this Supplemental Agreement, at the request of and with the consent of the holder of all of the Outstanding Bonds, and with the consent of the Company, the Trustee and the Authority, the Bond Insurance Policy issued by Financial Guaranty Insurance Corporation securing the payments on the Outstanding Bonds when originally issued (the “Original Policy”) is hereby terminated and no longer in effect to secure any payments on the Outstanding Bonds.

(b) Accordingly, from and after the effective date of this Supplemental Agreement,

(1) The following provisions of the Original Agreement shall be deemed to have no effect: the definitions of Bond Insurer, Bond Insurance Policy, Bond Insurer Event of Insolvency and Insurance Agreement in Section 1.01, the phase “senior debt obligations of other Government Sponsored Agencies approved by the Bond Insurer” at the end of clause (b)(2), and clauses (b)(8) and (b)(9) of the definition of Permitted Investments in Section 1.01, Section 2.03(b), clause (ii) of Section 3.01(d), the second sentence of Section 3.03(b)(6), Section 4.01(d), the final sentence of Section 4.07, the second sentence of Section 10.03, Section 10.06(e), the first sentence and clause Third of the second sentence of Section 10.10, and Sections 10.12, 12.04 and 13.04;

(2) The following provisions of the Outstanding Bonds and Form of Bond shall be deleted: the ninth paragraph of Section 9 of the Bond entitled “Mandatory Redemption Upon Certain Reorganizations”, and the Statement of Insurance immediately following the authentication at the end of the Bond;

(3) References to the rights or benefit of the Bond Insurer in the following sections of the Original Agreement shall be deemed to have no effect: clause (c)(3) of the definition of Permitted Investments in Section 1.01 and Sections 5.02 (fifth paragraph), 10.02, 10.04, 10.05, 11.07, 14.01 and 14.03;

(4) References to notices or documents required to be given to the Bond Insurer in the following sections of the Original Agreement shall be deemed to have no effect (but delivery of notices and documents to any other Persons as required in such sections shall continue to be effective): Sections 2.02(b), 3.02(b)(1), 3.03(a)(2) and (7), 3.03(b)(2) and (4), 4.04(a), 4.12, 11.03, 11.05, 11.06, 11.07, 11.09, 11.23, 12.03 and 14.05(a); and

2

(5) Neither the Trustee nor any Bondholder shall be permitted to make any claim with respect to the Original Policy.

Section 2.03. Revision of the Form of Bond and the Outstanding Bonds and Replacement of Outstanding Bonds. From and after the effective date of this Supplemental Agreement, the Outstanding Bonds shall be in the form of Exhibit A attached hereto, which shall replace the form of Bonds attached to the Original Agreement as Exhibit B. Promptly upon receipt of the Outstanding Bonds from the holder thereof, the Trustee shall replace such Outstanding Bonds with new Bonds in the form of Exhibit A attached hereto but otherwise with the terms of such Outstanding Bonds.

ARTICLE III

MISCELLANEOUS

Section 3.01. Effective Date of this Supplemental Agreement. This Supplemental Agreement shall become effective on the date on which (a) this Supplemental Agreement has been executed and delivered by the parties hereto and (b) the holder of all of the Bonds shall have consented thereto in writing filed with the Trustee.

Section 3.02. Original Agreement as Amended to Remain in Effect. This Supplemental Agreement supplements and amends the Original Agreement. As supplemented and amended by this Supplemental Agreement, the Original Agreement is in all respects ratified, approved and confirmed, and the Original Agreement and this Supplemental Agreement shall together constitute on and the same instrument.

Section 3.03. Florida Law to Govern. This Supplemental Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be construed in accordance with the laws of the State.

Section 3.04. Binding Effect. This Supplemental Agreement shall inure to the benefit of and shall be binding upon the Authority, the Company and the Trustee and their respective successors and assigns, subject to the limitations contained herein.

Section 3.05. Counterparts. This Supplemental Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute one and the same instrument.

[The balance of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Supplemental Agreement to be duly executed as of the date first above written.

(Official Seal)		HILLSBOROUGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

Attest:

By:	/s/ T. Alan Denham	By:	/s/ Kary Andrews
	T. Alan Denham		Kary Andrews
	Secretary		Chairman

Approved by General Counsel to the Hillsborough County Industrial Development Authority as to Form and Legal Sufficiency:

/s/ Thomas K. Morrison, Esq.
Thomas K. Morrison, Esq.

TAMPA ELECTRIC COMPANY

		By:	/s/ Sandra W. Callahan
		Name:	Sandra W. Callahan
		Title:	Vice President – Treasurer and Assistant Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A.
As Trustee

		By:	/s/ Cynthia M. Moore
		Name:	Cynthia M. Moore
		Title:	Vice President

Signature Page of First Supplemental Loan and Trust Agreement S-1

Exhibit A

Form of Bond

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Authority or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co. has an interest herein.

REGISTERED	REGISTERED
No. R-

UNITED STATES OF AMERICA

HILLSBOROUGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

POLLUTION CONTROL REVENUE REFUNDING BOND

(TAMPA ELECTRIC COMPANY PROJECT),

SERIES 2007

MATURITY DATE	DATED DATE	CUSIP

[ ]	, 2007

Registered Owner:                    CEDE & CO.

Principal Amount: $

The Hillsborough County Industrial Development Authority, a public body corporate and politic and a public instrumentality created pursuant to the laws of the State of Florida (the “Authority”), for value received, hereby promises to pay, solely from the sources described in this Bond, to the Registered Owner identified above, or registered assigns, on the Maturity Date stated above (or if this Bond is called for earlier redemption as described herein, on the redemption date) the principal amount identified above and to pay interest as provided in this Bond.

THIS BOND AND THE PREMIUM, IF ANY, AND THE INTEREST HEREON SHALL NOT BE DEEMED TO CONSTITUTE A DEBT, LIABILITY OR OBLIGATION OF ANY AUTHORITY OR COUNTY OR THE STATE OF FLORIDA OR ANY POLITICAL SUBDIVISION, AGENCY OR INSTRUMENTALITY THEREOF, INCLUDING, WITHOUT LIMITATION, THE AUTHORITY AND HILLSBOROUGH COUNTY, FLORIDA. NEITHER ANY AUTHORITY OR COUNTY NOR THE STATE OF FLORIDA OR ANY POLITICAL SUBDIVISION, AGENCY OR INSTRUMENTALITY THEREOF, SHALL BE OBLIGATED TO PAY THIS BOND OR THE PREMIUM, IF ANY, OR INTEREST HEREON EXCEPT FROM THE PAYMENTS FROM THE COMPANY, AND NEITHER THE FAITH AND CREDIT NOR THE TAXING POWER OF ANY AUTHORITY OR COUNTY, INCLUDING WITHOUT LIMITATION, THE AUTHORITY AND HILLSBOROUGH COUNTY, OR OF THE STATE OF FLORIDA OR ANY POLITICAL SUBDIVISION,

AGENCY OR INSTRUMENTALITY THEREOF IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF OR PREMIUM, IF ANY, OR INTEREST ON THIS BOND. THE AUTHORITY HAS NO TAXING POWER.

1. Agreement. This Bond is one of a series of bonds designated the Hillsborough County Industrial Development Authority Pollution Control Revenue Refunding Bonds (Tampa Electric Company Project), Series 2007A (the “Series 2007A Bonds”); the Hillsborough County Industrial Development Authority Pollution Control Revenue Refunding Bonds (Tampa Electric Company Project), Series 2007B (the “Series 2007B Bonds”); and the Hillsborough County Industrial Development Authority Pollution Control Revenue Refunding Bonds (Tampa Electric Company Project), Series 2007C (the “Series 2007C Bonds”, and collectively with the Series 2007A Bonds and the Series 2007B Bonds, the “Bonds”), limited to $125,800,000 in aggregate principal amount, issued under and pursuant to the Constitution of the State of Florida, the Florida Industrial Development Financing Act, Parts II and III of Chapter 159, Florida Statutes, a resolution of the Board of County Commissioners of Hillsborough County, Florida adopted October 27, 1971 organizing the Authority, and other applicable provisions of law (the “Act”), the Loan and Trust Agreement dated as of July 2, 2007 (the “Agreement”), among the Authority, Tampa Electric Company, a Florida corporation (the “Company”), and The Bank of New York Trust Company, N.A., trustee (the “Trustee”), and a resolution duly enacted by the Authority. The terms of the Bonds include those in the Agreement and those contained herein. Bondholders are referred to the Agreement for a statement of certain of those terms. When used with reference to the Bonds, the term “principal” includes any premium payable on those Bonds. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

The proceeds of the Bonds will be used to refinance a portion of the cost of acquiring, constructing and installing certain air and water pollution and waste control facilities including any structures, machinery, fixtures, improvements and equipment, at the Big Bend Station and F.J. Gannon Station (now known as the H.L. Culbreath Bayside Station) of the Company, located in Hillsborough County, Florida, together with all additions thereto, substitutions therefor and deletions therefrom, as they may at any time exist (collectively, as more fully defined in the Agreement, the “Project”). The principal of and any premium and interest (the “Bond Service Charges”) on the Bonds are payable solely from the Revenues, as defined and as provided for in the Agreement (being, generally, any amounts payable with respect to Bond Service Charges, and any investments and moneys in the Bond Fund created in the Agreement, and all income and profit from the investment of the foregoing moneys), and are an obligation of the Authority only to the extent of the Revenues.

Under the Agreement, the Company is required to make payments to the Trustee in the amounts and at the times necessary to pay the Bond Service Charges on the Bonds when due, whether at maturity, upon redemption or acceleration or otherwise until paid in full. Pursuant to the Agreement, the Authority has assigned or granted a security interest to the Trustee in all right, title and interest of the Authority in and to (i) the Revenues, (ii) all rights to receive such Revenues and the proceeds of such rights, and all other rights and interests of the Authority provided under the Agreement, except for certain rights to reimbursement and indemnity as defined in the Agreement.

The Agreement may be amended or supplemented as provided by its terms, and references to it include any amendments or supplements.

The Authority has established a book-entry only system of registration for the Bonds (the “Book-Entry System”). Except as specifically provided otherwise in the Agreement, a Securities Depository (or its nominee) will be the registered owner of this Bond. By acceptance of a confirmation of purchase, delivery or transfer, the Beneficial Owner (if any) of this Bond shall be deemed to have agreed to this arrangement. If the Securities Depository (or its nominee) is the registered owner of this Bond, it shall be treated as the owner of it for all purposes.

2. Source of Payments. THIS BOND IS PAYABLE BOTH AS TO PRINCIPAL AND INTEREST SOLELY OUT OF THE ASSETS OF THE AUTHORITY PLEDGED THERETO AS DESCRIBED HEREIN. Payments under the Agreement sufficient for the prompt payment when due of the principal of and premium, if any, and interest on, and any other amounts due with respect to, the Bonds are to be paid to the Trustee by the Company for the account of the Authority and deposited in a special trust account created by the Authority and have been duly pledged and assigned for that purpose.

3. Interest Rate. Interest on this Bond will be paid at the lesser of (a) a Daily Rate, a Weekly Rate, a Commercial Paper Rate, a Long-Term Interest Rate or an Auction Period Rate as selected by the Company and as determined in accordance with the Agreement and (b) 14% per annum. Interest will initially be payable at an Auction Period Rate determined in accordance with the Agreement. The Company may change the Determination Method from time to time. A change in the Determination Method will result in mandatory tender of the Bonds (see “Mandatory Tender for Purchase” in paragraph 7 below).

When interest is payable at a Daily Rate, Weekly Rate or Commercial Paper Rate, it will be computed on the basis of the actual number of days elapsed over a year of 365 days (366 days in leap years), when payable at an Auction Period Rate, on the basis of the actual number of days over 360 days (during Auction Periods of 180 days or less) and on the basis of a 360-day year of twelve 30-day months (during Auction Periods greater than 180 days), and when payable at a Long-Term Interest Rate, on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and, to the extent lawful, on overdue premium and interest will be payable as provided in the Agreement.

4. Interest Payment and Record Dates. Interest will accrue on the unpaid portion of the principal of this Bond from the Dated Date stated above and thereafter from the Interest Payment Date (as hereinafter defined) next preceding the date of authentication hereof to which interest has been paid or duly provided for, unless the date of authentication hereof is an Interest Payment Date to which interest has been paid or duly provided for, in which case from the date of authentication hereof, or unless no interest has been paid or duly provided for on the Bonds of this series, in which case from the Dated Date; provided, however, that if the date of authentication is between the Record Date (as hereinafter defined) for any Interest Payment Date and such Interest Payment Date, then interest will accrue from such Interest Payment Date or, if the Company shall default in payment of the interest due on such Interest Payment Date, then from the next preceding Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, then from the Dated Date.

When interest is payable at the rate in the first column below, interest accrued during the period (an “Interest Period”) shown in the second column will be paid on the date (an “Interest Payment Date”) in the third column to holders of record on the date (a “Record Date”) in the fourth column:

RATE	INTEREST PERIOD	INTEREST PAYMENT DATE	RECORD DATE
Daily*	Interest Payment Date to Interest Payment Date	First Business Day of the next month	Last Business Day before Interest Payment Date

Weekly*	Interest Payment Date to Interest Payment Date	First Business Day of the next month	Last Business Day before Interest Payment Date

Commercial Paper	From 1 to 270 days as determined for each Bond pursuant to the Agreement (“Commercial Paper Period”)	Day after the last day of Commercial Paper Period	Last Business Day before Interest Payment Date

Long-Term**	270 days or longer	Each first day of each sixth calendar month after effective date of Long-Term Interest Rate	Fifteenth of the month before the Interest Payment Date***

Auction Mode	One day or longer as determined for each Bond pursuant to the Agreement	The Business Day immediately following each Auction Period ****	The Business Day preceding an Interest Payment Date therefor

“Business Day” is defined in the Agreement. Payment of defaulted interest will be made to holders of record as of the fifth-to-last Business Day before payment.

*

If there shall be a change from a Daily Rate or a Weekly Rate on a day other than the first Business Day of a calendar month, the then current Interest Period relating to such Daily Rate or Weekly Rate shall end on the day immediately preceding the date on which the new interest rate on the Bonds shall become effective, which date in the case of a change from a Daily Rate or a Weekly Rate, shall be the Interest Payment Date for such Interest Period, for which the Record Date shall be the immediately preceding Business Day. If such new interest rate shall be a Daily Rate or a Weekly Rate, the first Interest Period relating thereto shall begin on the effective date of such new interest rate and end on the day immediately preceding the first Business Day of the next month, for which the Interest Payment Date and the Record Date shall be as prescribed in this Table.

**

If there shall be a change from a Long-Term Interest Rate on a day other than a regularly scheduled Interest Payment Date for a Long-Term Interest Rate Period, or if there shall be an early termination of such Long-Term Interest Rate Period and a new Long-Term Interest Rate shall be set, such Long-Term Interest Rate Period shall end on the day immediately preceding the date on which the new interest rate shall become effective, which date shall be the Interest Payment Date for such Long-Term Interest Rate Period, for which the Record Date shall be the last day of such Long-Term Interest Rate Period or, if sooner, the first day of such Long-Term Interest Rate Period. If such new interest rate shall be a Daily Rate or a Weekly Rate, the first Interest Period relating thereto shall begin on the effective date of such new interest rate and end on the day immediately preceding the first Business Day of the next month, for which the Interest Payment Date and the Record Date shall be as prescribed in this Table.

***

If an Interest Payment Date occurs less than 15 days after the first day of a Long-Term Interest Rate Period, the first day of such Long-Term Interest Rate Period is the Record Date for such Interest Payment Date.

****

The Interest Payment Date with respect to a daily Auction Period shall be the first Business Day of the month immediately succeeding such Auction Period. The Interest Payment Date with respect to a Flexible Auction Period of (i) seven or more but fewer than 183 days shall be the Business Day immediately following such Flexible Auction Period, or (ii) 183 or more days shall be each semiannual date on which interest on the Bonds would be payable if such Bonds bore interest at a fixed rate of interest and on the Business Day immediately following such Flexible Auction Period.

5. Method of Payment. Holders must surrender Bonds to the Trustee to collect principal at maturity or upon redemption. (See “Optional Tenders” and “Mandatory Tender for Purchase” below for the payment of purchase price of tendered Bonds.) Interest on Bonds bearing interest at a Commercial Paper Rate (other than Bonds in the Book Entry System) is payable only upon presentation of such Bonds to the Trustee. Interest on Bonds bearing interest at a Daily, Weekly, Auction Mode or Long-Term Interest Rate (other than Bonds in the Book-Entry System) will be paid to the registered holder as of the Record Date by check mailed by first class mail on the Interest Payment Date to such holder’s registered address. A holder of $1,000,000 or more in principal amount of Bonds may be paid interest at a Daily, Weekly, Auction Mode or Commercial Paper Rate by wire transfer in immediately available funds to an account in the continental United States if the holder makes a written request of the Trustee (in form satisfactory to the Trustee) at least two Business Days before the Record Date specifying the account address. The notice may provide that it will remain in effect for later interest payments until changed or revoked by another written notice. Principal and interest will be paid in money of the United States that at the time of payment is legal tender for payment of public and private debts or by checks or wire transfers payable in such money. If any payment on the Bonds is due on a non-Business Day, it will be made on the next Business Day, and no interest will accrue as a result.

6. Optional Tenders. “Tender” means to require, or the act of requiring, the Trustee to purchase a Bond at the holder’s option under the provisions of this paragraph 6 at 100% of the principal amount plus interest accrued to (but excluding) the date of purchase. While the Bonds bear interest at a Long-Term Interest Rate, a Commercial Paper Rate or an Auction Period Rate, the owner of a Bond does not have the option to require the Trustee to purchase its Bond.

Daily Rate Tender. When interest on the Bonds of series is payable at a Daily Rate and a Book-Entry System is in effect, a Beneficial Owner (through its direct Participant in the Securities Depository) may tender its interest in a Bond (or portion of Bond) of such series by delivering an irrevocable written notice by telecopy, facsimile transmission or e-mail transmission to the Trustee (any such notice to be delivered to a Responsible Officer of the Trustee) and an irrevocable notice by telephone, telegraph or facsimile transmission to the Remarketing Agent, in each case prior to 11:00 a.m., New York City time, on a Business Day, stating the principal amount of the Bond (or portion of Bond) being tendered, payment instructions for the purchase price and the Business Day (which may be the date the notice is delivered) the Bond (or portion of Bond) is to be purchased. The Beneficial Owner shall effect delivery of such Bond by causing such direct Participant to transfer its interest in the Bond equal to such Beneficial Owner’s interest on the records of the Securities Depository to the participant account of the Trustee with the Securities Depository. Any notice received by the Trustee after 11:00 a.m., New York City time, shall be deemed to have been given on the next Business Day.

When interest on the Bonds of a series is payable at a Daily Rate and a Book Entry System is not in effect, a holder of a Bond of such series may tender the Bond (or portion of Bond) by delivering the notices as described above (which shall include the certificate number of the Bond), and shall also deliver the Bond to the Trustee by 1:00 p.m., New York City time, on the date of purchase (see additional requirements below).

Weekly Rate Tender. When interest on the Bonds of a series is payable at a Weekly Rate and a Book-Entry System is in effect, a Beneficial Owner (through its direct Participant in the Securities Depository) may tender his interest in a Bond (or portion of Bond) of such series by delivering an irrevocable written notice by telecopy, facsimile transmission or e-mail transmission to the Trustee (any such notice to be delivered to a Responsible Officer of the Trustee) and an irrevocable notice by telephone, telegraph or facsimile transmission to the Remarketing Agent, in each case prior to 5:00 p.m., New York City time, on a Business Day stating the principal amount of the Bond (or portion of Bond) being tendered, payment instructions for the purchase price and the date, which must be a Business Day at least seven days after the notice is delivered, on which the Bond (or portion of Bond) is to be purchased. The Beneficial Owner shall effect delivery of such Bond by causing such direct Participant to transfer its interest in the Bond equal to such Beneficial Owner’s interest on the records of the Securities Depository to the participant account of the Trustee or its agent with the Securities Depository.

When interest on the Bonds of a series is payable at a Weekly Rate and a Book-Entry System is not in effect, a holder of a Bond of such series may tender the Bond (or portion of Bond) by delivering the notices as described above (which shall include the certificate number of the Bond), and shall also deliver the Bond to the Trustee by 1:00 p.m., New York City time, on the date of purchase (see additional requirements below).

Payment of Purchase Price. The purchase price for a Bond tendered under this paragraph 6 or under paragraph 7 “Mandatory Tender for Purchase” will be paid in immediately available funds to the registered owner of the Bond by 4:00 p.m., New York City time, on the date of purchase. No purchase of Bonds by the Trustee shall be deemed to be a payment or redemption of the Bonds or of any portion thereof and such purchase will not operate to extinguish or discharge the indebtedness evidenced by such Bonds.

7. Mandatory Tender for Purchase. As provided below, the Bonds are subject to mandatory tender for purchase under certain circumstances. BY ACCEPTANCE OF THIS BOND, THE OWNER AGREES TO SELL AND SURRENDER THIS BOND, PROPERLY ENDORSED, UNDER THE CONDITIONS DESCRIBED BELOW. All purchases will be made in funds immediately available on the purchase date and will be at the Purchase Price. Bonds tendered for purchase on a date after a call for redemption but before the redemption date will be purchased pursuant to the tender. No purchase of Bonds shall be deemed to be a payment or redemption of the Bonds or of any portion thereof and such purchase will not operate to extinguish or discharge the indebtedness evidenced by such Bonds.

Mandatory Tender at Beginning of a New Long-Term Interest Rate Period. When the Bonds of a series bear interest at a Long-Term Interest Rate and a new Long-Term Interest Rate is to be determined, the Bonds of such series will be subject to mandatory tender for purchase on the effective date of the new Long-Term Interest Rate. In the case of a change prior to the day originally established as the day after the last day of a Long-Term Interest Rate Period, the Bonds of such series will be purchased at the percentage of their principal amount which would be payable upon the applicable redemption described under “Optional Redemption During Long-Term Interest Rate Period” below.

Mandatory Tender on Each Interest Payment Date During Commercial Paper Mode. When Bonds of a series bear interest at a Commercial Paper Rate, each Bond of such series must be tendered for purchase on the Interest Payment Date for such Bond.

Mandatory Tender Upon a Change in the Determination Method. Subject to the provisions of Section 3.02(b) of the Agreement, on the effective date of the change in the Determination Method (the methods being Daily, Weekly, Commercial Paper, Long-Term or Auction Mode Interest Rates) of the Bonds of any series (the “Conversion Date”), the Bonds of such series will be subject to mandatory tender for purchase on the Conversion Date at the Purchase Price, except that in the case of a change prior to the day originally established as the date after the last day of a Long-Term Interest Rate Period, the Bonds of such series will be purchased at the percentage of their principal amount which would be payable upon the applicable redemption described under “Optional Redemption During Long-Term Interest Rate Period” below.

Notice of Tender. At least 15 days before each mandatory tender (except for the tender described under “Mandatory Tender on Each Interest Payment Date During Commercial Paper Mode” described above, for which no notice will be given and except that such notice shall be given (i) at least 30 days prior to the effective date if a Long-Term Interest Rate Period is in effect and the effective date is before the end of the Long-Term Interest Rate Period and (ii) at least 20 days prior to the effective date if an ARS Rate Period is then in effect), the Trustee will mail a notice of tender by first-class mail to each Bondholder at the holder’s registered address. Failure to give any required notice of tender as to any particular Bonds, or any defect therein, will not affect the validity of the tender of any Bonds in respect of which no failure or defect occurs. Any notice mailed as provided in this paragraph shall be effective when sent and will be conclusively presumed to have been given whether or not actually received by the addressee.

Effect of Notice. When notice of tender is required and given, and when Bonds are to be tendered without notice, Bonds tendered become due and payable on the purchase date; in such case when funds are deposited with the Trustee sufficient for purchase, interest on the Bonds to be purchased ceases to accrue with respect to the holder thereof as of the date of purchase.

8. Delivery Address; Additional Delivery Requirements. Notices in respect of tenders and Bonds tendered must be delivered to the Trustee, and notices in respect of tenders must be delivered to the Remarketing Agent, as provided in the Agreement.

All tendered Bonds must be accompanied by an instrument of transfer satisfactory to the Trustee, executed in blank by the registered owner or his duly authorized attorney, with the signature guaranteed by an eligible guarantor institution.

Limitation on Tenders. Except as provided under “Mandatory Tender Upon a Change in the Determination Method,” “Mandatory Tender at Beginning of a New Long-Term Interest Rate Period” and “Mandatory Tender on Each Interest Payment Date During Commercial Paper Mode,” no Bonds may be tendered while they bear interest at a Commercial Paper Rate, Auction Period Rate or a Long-Term Interest Rate.

Irrevocable Notice Deemed to Be Tender of Bond; Undelivered Bonds. The giving of notice by the registered owner of a Bond as provided in paragraph 6 or the occurrence of a mandatory tender for purchase as described in paragraph 7 constitutes the irrevocable tender for purchase of each Bond (or portion of Bond) with respect to which such notice was given, irrespective of whether such Bond was delivered as provided in paragraph 6 or 7. The determination of the Trustee as to whether a notice of tender has been properly sent shall be conclusive and binding upon the Bondholders.

The Trustee may refuse to accept delivery of any Bond for which a proper instrument of transfer has not been provided. If any owner of a Bond who gave notice of optional tender or which is subject to mandatory tender fails to deliver his Bond to the Trustee at the place and on the applicable date and time specified, or fails to deliver his Bond properly endorsed, and moneys for the payment of such Bond are on deposit with the Trustee, his Bond shall constitute an undelivered Bond as described in the Agreement and interest shall cease to accrue on his Bonds as of the tender date and such owner shall have no right under the Agreement other than the right to receive payment of the tender price thereof. BY ACCEPTANCE OF THIS BOND, THE OWNER AGREES TO SELL AND SURRENDER THIS BOND, PROPERLY ENDORSED, TO THE TRUSTEE AFTER THE GIVING OF IRREVOCABLE NOTICE OF TENDER FOR PURCHASE AS DESCRIBED ABOVE.

9. Redemptions. All redemptions (and purchases in lieu of redemption) will be made in funds immediately available on the redemption date (or purchase date) and will be at a redemption price of 100% of the principal amount of the Bonds being redeemed (unless a premium is required as provided below) plus interest accrued to the redemption date.

Optional Redemption During Long-Term Interest Rate Period. During any Long-Term Interest Rate Period applicable to a series of Bonds, if the Long-Term Interest Rate Period is less than or equal to five years, the Bonds of such series will not be redeemable pursuant to this provision during the Long-Term Interest Rate Period.

If the Long-Term Interest Rate Period is greater than five years, the Bonds of such series will not be redeemable for five years after the date on which the Bonds of such series begin to bear interest at the Long-Term Interest Rate. After the applicable no call period, the Bonds of such series may be redeemed at any time in whole or in part at 100% of their principal amount plus accrued interest, if any.

As an alternative to and in lieu of the foregoing redemption provisions, if, with respect to any Long-Term Interest Rate Period applicable to a series of Bonds, a Favorable Opinion of Tax Counsel is delivered to the Trustee not later than the date of the establishment of such Long-Term Interest Rate Period, the Bonds of such series may be redeemed during such Long-Term Interest Rate Period at the option of the Company in whole or in part at any time after a no-call period, if any, established by the Remarketing Agent, at the percentages of their principal amount, plus accrued interest, as follows: the Remarketing Agent shall, given the duration of the Long-Term Interest Rate Period, determine and inform the Trustee and the Company, on a date which is no later than the establishment of the Long-Term Interest Rate, the periods during which the Bonds of such series shall not be subject to redemption (the “Call Protection Period”), the premium or premiums payable upon redemption (the “Call Premiums”), if any, applicable to the redemption of Bonds of such series after the Call Protection Period, and the period or periods during which the Call Premiums shall be effective (the “Call Premium Periods”) necessary to establish the Long-Term Interest Rate. Such Call Protection Period, Call Premiums and Call Premium Periods shall be established in accordance with optional call redemption provisions which, in the judgment of the Remarketing Agent, are generally accepted at the time of determination as the standard features for obligations such as the Bonds, given the length of the Long-Term Interest Rate Period.

Optional Redemption During Daily or Weekly Rate Period. When interest on the Bonds of a series is payable at a Daily or Weekly Rate, the Bonds of such series may be redeemed in whole or in part at the option of the Company, on any Business Day.

Optional Redemption During ARS Rate Period. While the Bonds of a series bear interest at an Auction Period Rate, they are callable in whole or in part by the Company at par plus accrued interest on the Interest Payment Date immediately following the end of an Auction Period; provided that after any optional redemption (including an Extraordinary Optional Redemption) there shall be not less than $10,000,000 in aggregate principal amount of any Bonds bearing interest at an Auction Period Rate unless otherwise consented to by any Broker-Dealer. All redemptions (including Extraordinary Optional Redemptions) of Bonds of a series in part shall be in integral multiples of the Authorized Denomination.

Extraordinary Optional Redemption. Subject to the conditions set forth in the Agreement, any Bond is subject to extraordinary optional redemption by the Authority upon the direction of the Company, on any date, upon the occurrence of the events described in Section 4.01(b) (redemption in whole or in part) of the Agreement, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to the date of such redemption.

Mandatory Redemption Upon Determination of Taxability. Subject to the conditions set forth in the Agreement, the Bonds are subject to mandatory redemption in whole or in part following a final determination by the Internal Revenue Service or a court of competent jurisdiction that the interest paid or payable on any Bond is or will be includible in gross income for federal income tax purposes, at a redemption price equal to the principal amount to be redeemed plus accrued and unpaid interest, if any, to the date of such redemption.

Notice of Redemption. At least 30 days before each redemption, the Trustee will mail a notice of redemption by first-class mail to each Bondholder with Bonds to be redeemed at such holder’s registered address. Failure to give any required notice of redemption as to any particular Bonds, or any defect therein, will not affect the validity of the call for redemption of any Bonds in respect of which no failure or defect occurs. Any notice mailed as provided in this paragraph shall be effective when sent and will be conclusively presumed to have been given whether or not actually received by the addressee.

Effect of Notice. When notice is required and given, Bonds called for redemption become due and payable on the redemption date; in such case when funds are deposited with the Trustee sufficient for redemption, interest on the Bonds to be redeemed ceases to accrue as of the date of redemption.

Purchase in Lieu of Redemption. As provided in the Agreement, the Company has the right to purchase Bonds in lieu of the optional redemption described in this paragraph under “Optional Redemption During Long-Term Interest Rate Period”, “Optional Redemption During Daily or Weekly Rate Period” and “Optional Redemption During ARS Rate Period”.

10. Denominations; Transfer; Exchange. The Bonds may be issued in registered form without coupons in denominations of $100,000 and any larger denominations constituting an integral multiple of $5,000. A holder may register the transfer of or exchange Bonds in accordance with the Agreement. The Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Agreement. Except in connection with the purchase of Bonds tendered for purchase, the Trustee will not be required to register the transfer of or exchange any Bond which has been called for redemption or during the period beginning 15 days before the mailing of notice calling the Bonds or any portion of the Bonds for redemption and ending on the redemption date.

11. Persons Deemed Owners. The registered holder of this Bond shall be treated as the owner of it for all purposes.

12. Funds in Trust; Unclaimed Funds. All moneys which the Trustee shall have withdrawn from the account of the Company or shall have received from any other source and set aside, or deposited with the paying agents, for the purpose of paying any of the Bonds hereby secured, either at the maturity thereof or upon call for redemption or tender, shall be held in trust for the respective holders of such Bonds. But any moneys which shall be so set aside or deposited by the Trustee and which shall remain unclaimed by the holders of such Bonds for a period of one year after the date on which such Bonds shall have become due and payable shall upon request in writing be paid to the Company, and thereafter the holders of such Bonds shall look only to the Company for payment and then only to the extent of the amount so received without any interest thereon, and the Trustee, the Authority and the paying agents shall have no responsibility with respect to such moneys. In the absence of any such written request, the Trustee shall from time to time deliver such unclaimed funds to or as directed by pertinent escheat authority, as identified by the Trustee in its sole discretion, pursuant to and in accordance with applicable unclaimed property laws, rules or regulations. Any such delivery shall be in accordance with the customary practices and procedures of the Trustee and the escheat authority. All moneys held by the Trustee and subject to this paragraph 12 shall be held uninvested and without liability for interest thereon. Before making any payment under this paragraph 12, the Trustee shall be entitled to receive at the Company’s expense an opinion of counsel to the effect that said payment is permitted under applicable law.

13. Discharge Before Redemption, Tender or Maturity. If the Company at any time deposits with the Trustee money or Government Obligations as described in the Agreement sufficient to pay at redemption, tender or maturity principal of and interest on the outstanding Bonds, and if the Company also pays or provides for the payment of all other sums then payable by the Company under the Agreement, the lien of the Agreement will be discharged. After discharge, Bondholders must look only to the deposited money and securities for payment except as otherwise specifically provided in the Agreement.

14. Amendment, Supplement, Waiver. The Agreement or the Bonds may be amended or supplemented, and any past default or compliance with any provision may be waived, with the consent of the holders of at least a majority in principal amount of the Bonds then outstanding. Any such consent shall be irrevocable and shall bind any subsequent owner of this Bond or any Bond delivered in substitution for this Bond. Without the consent of any Bondholder, the

Authority may amend or supplement the Agreement or the Bonds as described in the Agreement, among other things, to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Bonds in addition to or in place of certificated Bonds, to provide for a Book Entry System for the Bonds or to make any change that does not materially adversely affect the rights of any Bondholder.

15. Defaults and Remedies. The Agreement provides that the occurrences of certain events constitute Events of Default. If an Event of Default occurs and is continuing, the Bonds may become or may be declared immediately due and payable, as provided in the Agreement. An Event of Default and its consequences may be waived as provided in the Agreement. Bondholders may not enforce the Agreement or the Bonds except as provided in the Agreement. Except as specifically provided in the Agreement, the Trustee may refuse to enforce the Agreement or the Bonds unless it receives indemnity satisfactory to it. Subject to certain limitations, holders of a majority in principal amount of the Bonds then outstanding may direct the Trustee in its exercise of any trust or power.

16. No Recourse Against Others. A member, director, officer or employee, as such, of the Authority shall not have any liability for any obligations of the Authority or the Company under the Bonds or the Agreement or for any claim based on such obligations or their creation. Each Bondholder by accepting a Bond waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Bond.

17. Authentication. This Bond shall not be valid or become obligatory for any purpose or be entitled to any security or benefit under the Agreement until the certificate of authentication hereon shall have been duly executed by the Trustee.

18. Abbreviations. Customary abbreviations may be used in the name of a Bondholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

It Is Hereby Certified, Recited And Declared that all acts, conditions and things required to exist, happen and be performed precedent to and in the execution and delivery of the Agreement and the issuance of this Bond do exist, have happened and have been performed in due time, form and manner as required by law.

This Bond shall not be valid or become obligatory for any purpose or be entitled to any benefit or security under the Agreement until it shall have been authenticated by the execution by the Trustee of the certificate of authentication endorsed hereon.

IN WITNESS WHEREOF, HILLSBOROUGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY has caused this Bond to bear the signatures of its Chairman and Secretary and has caused its seal to be impressed hereon, all as of the Dated Date specified above.

HILLSBOROUGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

By:
Chairman

[SEAL]

Attest:

Secretary

CERTIFICATE OF AUTHENTICATION

This Bond is one of the Bonds of the series designated therein and referred to in the within-mentioned Agreement.

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

Date:	By:
Authorized Signatory

The following abbreviations, when used in the inscription on the face of the within Bond, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT
TEN ENT	—	as tenants by the entireties	Custodian
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	(Cust) (Minor) under Uniform Gifts to Minors Act _______________________________________ (State)

Additional abbreviations may also be used though not in list above.

ASSIGNMENT

For Value Received, the undersigned sells, assigns and transfers unto

Please insert social security or
other identifying number of assignee

(Name and Address of Assignee)

the within Bond and does hereby irrevocably constitute and appoint attorney to transfer the said Bond on the books kept for registration thereof with full power of substitution in the premises.

Dated:

Signature guaranteed:

Medallion Number:

*	Signature(s) must be guaranteed by an eligible guarantor institution which is a member of a recognized signature guarantee program, i.e., Securities Transfer Agents Medallion Program (STAMP), or New York Stock Exchange Medallion Signature Program (MSP).

Notice: The signature to this assignment must correspond with the name of the registered owner as it appears upon the face of the within Bond in every particular, without alteration or enlargement or any change whatever.